Exhibit 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Quarterly Cash Dividend, Completion of Third Stock Repurchase Program and Accomplishments for the 3rd Quarter of 2009

East Syracuse, New York (November 30, 2009) – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ: “BFED”) announced that the Board of Directors of the Company has declared a quarterly cash dividend of $.05 per share of the Company’s common stock.  The dividend reflects an annual cash dividend rate of $.20 per share.  The dividend will be payable to stockholders of record as of December 14, 2009, and is expected to be paid on December 24, 2009.

In addition, the Company announced the completion of the repurchase of 345,765 shares of its common stock at an average price of $9.26 in connection with its third repurchase program, which the Company commenced on April 30, 2009.

Ross J. Prossner, President and CEO of the Company said, “During these challenging economic times of rising unemployment and lower consumer spending, we generated positive operating results for the third quarter of 2009 and continued to deliver value to our stockholders through the repurchase of our common stock and payment of cash dividends.”

“Our major accomplishments for the quarter ended September 30, 2009 were as follows:

♦	Net income for the three and nine months ended September 30, 2009 was $1.4 million and $2.5 million, respectively.

♦	Our net interest rate spread increased to 2.47% for the September 2009 quarter from 2.33% for the September 2008 quarter.

♦	Tangible book value per share increased to $15.07 at September 30, 2009 from $13.32 at December 31, 2008.

♦	Total assets increased to $1.07 billion, or by $48.2 million when compared to December 31, 2008, due primarily to growth in loans, our highest yielding earning asset.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York, with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Principal Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582